Ashfield Capital Partners, LLC

Ashfield & Co., Inc.

Code of Ethics

February 2007

I.	Overview

Ashfield Capital Partners, LLC and Ashfield & Co., Inc. (collectively referred to as “Ashfield”) are registered investment advisers with the Securities and Exchange Commission (the “SEC”). Ashfield developed this Code of Ethics (the “Code”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended, (the “Company Act”). Rule 204A-1 requires investment advisers registered with the Securities and Exchange Commission (the “SEC”) and Rule 17j-1 generally requires an investment adviser to a mutual fund to establish, maintain, and enforce a written Code of Ethics.

Unless provided otherwise, this Code is applicable to all of Ashfield’s principals, officers, and employees (referred to herein as “Employees”). All Employees are considered as “Access Persons” as defined in Rule 204A-1. Ashfield’s Code is administered by Ashfield’s Chief Compliance Officer (“CCO”). Ashfield’s CCO has overall supervisory responsibility for Ashfield’s Compliance Program, including this Code.

II.	Standards of Business Conduct

A.	General Standards

All Employees are required to comply with applicable federal securities laws. Employees must report violations of this Code to the CCO. No Employee may:

1.	Employ any device, scheme or artifice to defraud any client;

2.
Make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4.	Engage in any manipulative practice with respect to a client.

B.	Front Running

Employees are prohibited from placing a personal or an Ashfield security order “in front” of a client’s order to buy or sell the same security that would result in a better price than the client. Employees should seek to document the time of entry and execution of personal and Ashfield orders to assist in supporting that no violation of “front running” has occurred.

C.	Personal Gain on Client Accounts/Conflicts of Interest

1.	Employees are prohibited from directly sharing in client gains or losses. This prohibition is designed to eliminate potential conflicts of interest.

2.
Employees must report all of the transactions in their Personal Accounts (including certain other accounts e.g. spouse and minor children) to the Compliance Department each quarter (See Section VII.C.). The CCO, or the CCO’s designate, will review the transactions statements for conflicts of interest.

D.	Insider Trading

Employees are prohibited from trading on the basis of material, nonpublic inside information. (See Section IV).

E.	Advisory Agreements

With respect to entering new investment advisory agreements, Employees may not:

•	Execute any investment advisory agreement on behalf of Ashfield unless such person is the CCO, or as authorized by the CCO.

•	Provide investment advisory services to any person before a written investment advisory agreement has been entered into with such person in accordance with Ashfield’s account opening procedures.

•	Modify the terms of any standard form of investment advisory agreement for clients without the prior approval of the CCO or the CCO’s designate.

•	Enter into a directed brokerage arrangement with a client without the approval of the CCO or the CCO’s designate, who will ensure that appropriate disclosure provisions are provided to the client.

F.	Solicitation/Referral Fee Arrangements

Employees may not enter into an agreement on behalf of Ashfield with any person to solicit clients or potential clients for Ashfield without the prior written approval of the CCO or the CCO’s designate. In addition, Employees may not pay, or agree to pay, any person a fee for recommending Ashfield to any client or potential client without the prior written approval of the CCO or the CCO’s designate and compliance with applicable regulations.

G.	Recommendations/Transactions for Client Accounts

1.	Employees may not recommend a transaction to any client unless the person making such recommendation is the Portfolio Manager, or a designate of the Portfolio Manager, for the client’s account.

2.
No Employee serving as an Ashfield Trader shall effect a transaction for any client’s account unless the Portfolio Manager, or the Portfolio Manager’s designate, for the account has directed the Trader to effect the transaction.

H.	Advertisements

No Employee may publish, circulate, or distribute any advertisement without prior review by the CCO or the CCO’s designate.

I.	No Guarantees to Clients

Employees shall not guarantee any client that a specific result will be achieved (i.e., a gain or no loss) as a result of the advice that will be rendered.

J.	Disclosure of Client Information

Ashfield operates under a fiduciary relationship with its clients. As a result of this relationship, Employees regularly obtain access to confidential client information. Employees of Ashfield are prohibited from disclosing that confidential client information to any person, other than for appropriate business purposes, without the express written consent of the client.

No Employee shall disclose the identity, affairs, or investments of any client to a third party without first receiving the approval of the CCO, or the CCO’s designate (this prohibition governs all disclosures, including disclosures made pursuant to Ashfield’s “advertisements”). In certain cases, clients may have approved the disclosure of their names in a list of Ashfield clients; however, the CCO, or the CCO’s designate, shall approve any such lists to ensure that appropriate disclosures are included. In addition, Ashfield’s Privacy Policies also address the confidentiality of client information.

K.	Borrowing from/Lending to Clients

Employees are strictly prohibited from borrowing money or securities from a client. In addition, Employees are also prohibited from lending money to a client. Loaning funds to clients could influence decisions made on behalf of the client and create a conflict of interest due to the indebtedness of the client to the Employee.

L.	Gifts and Gratuities

Employees shall not give nor accept gifts in excess of $100 from a broker-dealer, investment adviser, or others who engage in business with Ashfield, in a given year to/from the same source without prior approval by the Employee’s supervisor and the CCO or the CCO’s designate. Gifts of cash may never be accepted or disbursed by an Employee.

Gifts and gratuities are distinguishable from business entertainment. Ashfield’s principal may participate in an entertainment event as part of client services or some other legitimate business purpose. For purpose of these policies, a key factor in distinguishing between business entertainment and a “gift and gratuity” is whether the principal and the client or other third-party business participant attend a business entertainment event together, with a business purpose, or simply give or receive tickets to an entertainment event.

M.	Recording Conversations

Employees are prohibited from recording telephone or other conversations with any client without letting them know. For Employees on Ashfield’s trade desk, Employees are prohibited from recording trade desk telephone conversations without the “beeping” device to alert the other party that the call is being recorded.

N.	Misrepresentations

Employees shall not make any misrepresentation (through omission or commission) to a client or prospective client, including any misrepresentation relating to the qualifications of Ashfield, its representatives or Employees, the nature of the advisory services being offered, or the fees charged for such services.

O.	Trading Errors/Falsification of Records

1.
Employees are required to promptly notify the CCO, or the CCO’s designate, that a trade has been mistakenly executed or not executed for any client. (See Ashfield’s trade error policies contained in Ashfield’s Compliance Manual.)

2.	Employees shall never falsify any information on Ashfield’s records, including any information pertaining to a client’s account, including a trading error.

P.	Media/Lecture Activities

Employees of Ashfield are prohibited from engaging in the following activities, except as provided below:

•	Accepting any offer to appear on radio or television without first obtaining the approval of the CCO, or the CCO’s designate.

•	Giving any lecture or accepting a public speaking engagement without first obtaining the approval of the CCO, or the CCO’s designate.

•
Being interviewed, or consenting to be interviewed, by any newspaper reporter, magazine writer, or any other media representative without first obtaining the approval of the CCO, or the CCO’s designate.

•	All inquiries regarding interviews, appearances, or lectures are to be referred to the CCO, or the CCO’s designate.

Q.	Changes in Personal or Disciplinary Information

Ashfield has a strict obligation to disclose certain information pertaining to Employees’ personal and business activities, included in Form ADV and an individual’s Form U-4. Therefore, as provided in Ashfield’s Compliance Manual, employees are required to promptly notify Ashfield’s CCO, or the CCO’s designate of changes to information that is required to be disclosed. Thus, it is prohibited for any Employee to engage in the following activities:

•
Failing to promptly notify the CCO, or the CCO’s designate, of any changes to the Employee’s information that would result in amendments to Ashfield’s disciplinary disclosures on Part 1 of Form ADV, other disclosures contained in Form ADV, the individual’s Form U-4, or any other registration information on file for such person on the IARD, the CRD, or with any state.

•
Failing to promptly notify the CCO, or the CCO’s designate, that such person has been, or has become, involved in any legal or disciplinary action of any type, including any civil or criminal proceeding or any administrative proceeding before the Securities and Exchange Commission or any other regulatory agency.

R.	Activities for Entities Other Than Ashfield

No Employee shall engage in outside business or personal activities that interfere with the Employee’s performance of his or her duties to Ashfield and its clients, or which relate to Ashfield’s advisory business, in particular, and the securities industry, generally. Employees shall not own, operate, manage, or otherwise engage in or be employed by any outside business or activity without written prior notification to and the approval of the CCO, or the CCO’s designate.

In order to monitor such outside activities, each Employee is required to complete a “Statement of Outside Activities Form,” which is attached to this Code as Exhibit G. Each new Employee will also be required to complete the form. Should any Employee’s Statement of Outside Activities form become inaccurate, the Employee must submit a new form.

The activities listed below require the prior written approval of the CCO, or the CCO’s designate:

1.
Being an employee, officer, director, partner, owner, or registered agent of any investment adviser other than Ashfield or being separately licensed as an investment adviser or otherwise engaging in investment advisory activities for compensation apart from such person’s activities with Ashfield.

2.
Being an employee, officer, director, partner, owner, or registered agent of any broker-dealer, without the prior approval of the CCO, or the CCO’s designate or holding a license with a broker-dealer. Further, since a relationship with a broker-dealer represents an outside activity, the Employee must obtain written approval of the CCO, or the CCO’s designate, in order to engage in such activities.

3.	Being an employee, officer, director, partner, owner, or registered agent of any commodities trading adviser.

4.	Engaging in commodities trading activities without the appropriate license and the approval of the CCO, or the CCO’s designate.

5.
Being an employee, officer, director, partner, or registered agent of any issuer of securities in Ashfield’s universe of securities, without first receiving the approval of the CCO, or the CCO’s designate.

6.	Engaging in sales activities for any issuer of securities.

7.
Engaging in any other outside business activity, establishing or maintaining a personal holding company, being a general partner in a partnership, or being a party in any joint venture without first obtaining the approval of the CCO, or the CCO’s designate.

8.	Serving as a trustee of any trust that is a client of Ashfield without the prior written consent of the CCO, or the CCO’s designate.

9.	Failing to promptly report to the CCO, or the CCO’s designate, any of the foregoing activities or failing to obtain required approvals.

III.	Personal Trading Policies and Compliance Procedures

Ashfield has adopted this Code as a part of its overall compliance program. The Code sets out the details of Ashfield’s compliance requirements for its employee and have been adopted by Ashfield. Ashfield and its employees have a fiduciary obligation to make certain that firm and individual personal trading does not conflict with the interests of Ashfield’s clients.

Therefore, Ashfield has adopted a policy that discourages its employees from trading in individual securities for their Personal Accounts. Ashfield does encourage all employees who like to invest in the stock markets to invest in mutual fund products. Such investments may (but are not required to) include the mutual funds advised by Ashfield or the various mutual funds organized by its affiliates. Personal investments in mutual fund products, other than those advised by Ashfield or organized by its affiliates (“Affiliated Funds”), are exempt from the reporting requirements set out in this Code; however, investment in Affiliated Funds are reportable (see Section VII.C.) and mutual funds advised by Ashfield may not be bought and then sold at a profit in less than a 90 day calendar period. (See the Compliance Department for a listing of Affiliated Funds)

Employees are permitted to invest in mutual funds; closed-end funds; exchange-traded funds; private investment funds, private equities; and federal, state, and local government obligations. Certain personal investments permitted by the Code require pre-approval of the CCO, or the CCO’s designate. The compliance procedures for each type of personal investment permitted by the Code are set out in Section VII.

Further, Ashfield reminds employees, that federal securities laws, as well as Ashfield’s policies, prohibit trading on the basis of inside information. Federal law prohibits Ashfield and each of its Employees from purchasing or selling any publicly-traded stock, bond, option, or other security on the basis of material, nonpublic information (i.e., insider trading). In addition, Ashfield and each of its Employees have a fiduciary obligation to Ashfield’s clients to protect the confidentiality of all proprietary, sensitive, or other confidential information communicated to Ashfield or such Employees by Ashfield’s clients. Finally, because Ashfield and each of its Employees is a fiduciary to Ashfield’s clients, Ashfield and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts between the interests of Ashfield or such Employees and the interests of Ashfield’s clients.

To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, Ashfield has adopted this Code. The policies and procedures set forth herein are intended to articulate Ashfield’s policies, educate the Employees about the issues and Ashfield’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that Ashfield satisfies its obligations in this area. By doing so, Ashfield hopes that the highest ethical standards are maintained and that the reputation of Ashfield is sustained.

IV.	Policies to Prevent Insider Trading

A.	Insider Trading

It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. The restrictions pertaining to trading on inside information also prohibits Employees from engaging in personal trading in Affiliated Funds while in possession of inside information. Thus, to educate the Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

B.	Other Confidential Information

Certain information obtained by Ashfield that does not constitute “inside” information will still constitute confidential information that must be protected by Ashfield and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below. Additional policies and procedures related to protection of confidential client information are contained in Ashfield’s Privacy Policies and Procedures. (See Ashfield’s Compliance Manual).

C.	Conflicts of Interest

As a fiduciary to Ashfield’s clients, each Employee must avoid actual and apparent conflicts of interest with Ashfield’s clients. Such conflicts of interest could arise if securities are bought or sold for Personal Accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such Personal Accounts. Also, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the adviser’s clients. If so, Employees are first obligated to make such limited opportunity available to Ashfield’s clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

V.	Insider Trading

A.	Insider Trading Defined

The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, partners, employees, and majority shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers, and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

3.	What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or another publication of general circulation is considered public. Market rumors are not considered public information.

B.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	jail sentences;

•
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•
fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by Ashfield, including dismissal of the persons involved.

C.	Policy Statement Regarding Insider Trading

Ashfield expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, Ashfield discourages its Employees from seeking or knowingly obtaining material, nonpublic information. Ashfield also prohibits each of its Employees from serving as an officer or director of any company having Publicly-Traded Securities.

D.	Procedures to Prevent Insider Trading

Since Ashfield does not have an investment banking division or affiliate, and because Ashfield prohibits its Employees from serving as officers or directors of companies having Publicly-Traded Securities, Ashfield does not anticipate that its Employees will routinely be in receipt of material, nonpublic information concerning individual securities. From time to time, however, Employees may receive such information. In addition, Employees may possess inside information concerning its affiliates and the mutual funds advised by Ashfield or organized by its affiliates. If any Employee receives any information which may constitute such material, nonpublic information, such Employee (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a Personal Account or a client account; (ii) should not communicate such information to any other person (other than the CCO, or the CCO’s designate); and (iii) should discuss promptly such information with the CCO, or the CCO’s designate. Under no circumstances should such information be shared with any persons not employed by Ashfield, including family members and friends. Each Employee contacting an issuer or analyst should identify himself as associated with Ashfield and identify Ashfield as an investment management firm, and after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such Employee identified himself as associated with Ashfield).

E.	Inside Information Regarding Old Mutual plc Stock

If an Employee becomes aware of any inside information regarding planned actions or reports by Ashfield’s parent company, Old Mutual plc, that Employee shall not trade in Old Mutual plc stock until the information is made public. It is Ashfield’s policy that, with respect to Old Mutual plc, all inside information is deemed “material” for purposes of this specific policy. Thus, there is a “black-out” period for Employees trading in Old Mutual plc stock until there is full public disclosure of the planned actions or reports. Employees trading in Old Mutual plc stock are also subject to Ashfield’s pre-approval and reporting requirements.

F.	Inside Information Regarding Publicly-Traded Funds

Generally, nonpublic information regarding publicly-traded funds, that is, mutual funds and closed end funds, including Exchange Traded Funds, may not be thought of as “inside information.” However, insider trading laws do apply to such publicly-traded funds. Thus, employees of Ashfield who become aware of material, nonpublic information regarding publicly-traded funds are subject to insider trading procedures, as contained in this Code. This situation is most likely to come about in connection with the mutual funds and the Exchange Traded Funds that are managed by Ashfield or Employees, but may also arise in connection with funds that are managed by affiliates of Ashfield or Old Mutual plc.

VI.	Other Confidential Information

A.	Confidential Information Defined

As noted above, even if Ashfield and its Employees do not receive material, nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about Ashfield’s clients and they may receive confidential or sensitive information about Ashfield’s affairs. Such confidential or sensitive information may include, among other things:

•	The name of the client. Except for appropriate business purposes, Ashfield will not to divulge or use its clients’ names without their consent.

•	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio.

•	The names of the securities on Ashfield’s buy, sell, and source of funds lists.

•	The name of any security under consideration for placement on the buy, sell, or source of funds list.

•
Any information privately given to an Employee that, if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of Ashfield or (ii) embarrass or harm the client or Ashfield.

Given the breadth of the above, all information that an Employee obtains through Ashfield should be considered confidential unless that information is specifically available to the public.

B.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with Ashfield. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account, including mutual fund shares.

C.	Procedures Regarding Use and Treatment of Confidential Information

Ashfield encourages its Employees to be aware of, and sensitive to their treatment of confidential information. Ashfield prohibits its Employees from discussing such information unless necessary as part of their duties and responsibilities to Ashfield. Furthermore, Ashfield requires that each Employee take precautions to avoid storing confidential information in plain view in public areas of Ashfield’s facilities, and requires that each Employee remove confidential information from conference rooms, reception areas, and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains, or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee of Ashfield.

VII.	Trading Securities for Personal Accounts

A.	Policy Statement Regarding Trading for Personal Accounts

Ashfield recognizes that the personal investment transactions of its Employees demand the application of a strict code of ethics. Consequently, Ashfield requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between Ashfield and its Employees, on the one hand, and the client, on the other hand.

Because Ashfield and each of its Employees is a fiduciary to Ashfield’s clients, such persons must avoid actual and apparent conflicts of interest with Ashfield’s clients. The client’s interest takes precedence over the personal interests of Ashfield and its Employees. If a potential conflict arises, Ashfield and the Employee must resolve the matter in the client’s favor.

Ashfield’s management takes the position that it is a conflict of interest for Employees to engage in excessive personal trading, since to do so would interfere with Employees’ obligations to focus their attention on Ashfield’s clients during the trading day. Employees spending company time researching trading opportunities in securities outside of Ashfield’s client trading universe for personal trading purposes are not meeting their obligations to Ashfield’s clients. Similarly, Employees researching trading opportunities within Ashfield’s universe of client securities should be doing so for the benefit of Ashfield’s clients, rather than their personal trading.

Reportable Security means any security as defined in Section 202(a)(18) of the Adviser’s Act except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end funds other than Affiliated Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Funds.

As an overall Ashfield policy, Employees are not permitted to invest in options or futures of any kind or in initial public offerings. Furthermore, Employees are expected to not trade for short-term profits (60 days or less) in Reportable Securities. This restriction does not apply to transactions: deemed by the CCO to be nondiscretionary on the part of the Employee, in Affiliated Funds, in municipal fund securities and in Exchange Traded Funds (ETFs). ETFs are portfolios of securities that trade throughout the day on an exchange. A closed-end mutual fund is not an ETF. See the Compliance Department for Ashfield’s listing of ETFs, organized as open-end mutual funds that are permissible for investment subject to receiving pre-clearance. The listing will be updated on a regular basis by the Compliance Department. Employees desiring to transact in ETFs not then currently included in the listing may approach the Compliance Department for consideration of whether the ETF may be included in the listing. It does not restrict the closing of positions at a loss.

While certain personal transactions are only required to be reported, usually through duplicate confirmations and statements and/or quarterly reports, to assist Ashfield in monitoring its Employees’ compliance with this Code, Ashfield has adopted a pre-clearance procedure for certain personal transactions (See Section VII.C.4.).

B.	Personal Account Defined

1.	Generally

The “Personal Account” of an Employee shall include each and every account (other than an account for the benefit of any of Ashfield’s clients) for which such Employee influences or controls investment decisions or in which an Employee may transact in Reportable Securities. An account for the benefit of any of the following will be presumed to be a “Personal Account” unless Ashfield and the Employee otherwise agree in writing.

•	An Employee of Ashfield.

•	The spouse of an Employee.

•	Any child under the age of 22 of an Employee, whether or not residing with the Employee.

•	Any other dependent of an Employee residing in the same household with the Employee.

•	Any other person residing in the same household as the Employee.

•
Any other account in which an Employee has a direct or indirect beneficial interest (e.g., an account for a trust, estate, partnership, or closely held corporation in which the Employee has a beneficial interest).

2.	Exemption

Where an Employee asserts that he or she does not have investment discretion with respect to a Personal Account either because: (1) the Employee has engaged a third-party investment professional to exercise complete investment discretion or (2) due to special circumstances, the Employee does not have investment discretion, these accounts although “Personal Accounts” are not subject to the pre-approval and trading restrictions contained in this Code with the exception of trades in private equities and initial public offerings which always require prior approval. Any actual or appearance of a conflict of interest in the trading in the Employee’s excepted accounts may render these accounts subject to the pre-approval requirements. Nonetheless, the Employee is required to include such accounts in his or her personal trading reports. In order to qualify for this exemption, Employees must submit a written certification confirming that the Employee does not have investment discretion over the Personal Account and for Personal Accounts where a third-party investment professional was engaged, Employees must submit a written certification from the third-party investment professional confirming that the Employee does not have investment discretion over the Personal Account. In all cases, whether to grant the exemption is at the discretion of the CCO, or the CCO’s designate. Where possible, Ashfield recommends that Employees notify the CCO, or the CCO’s designate prior to opening such Personal Accounts in order to avoid inadvertent breaches of this Code.

C.	Procedures for Trading in Personal Accounts

1.	Notification of Personal Accounts

Each Employee shall submit to the CCO, or the CCO’s designate, a Statement of Personal Accounts in the form attached hereto as Exhibit A. If an Employee’s Statement of Personal Accounts Form should become inaccurate or incomplete at any time, such Employee shall promptly submit to the CCO, or the CCO’s designate, an amended Statement of Personal Accounts correcting all inaccurate or incomplete information.

For securities in Personal Accounts that are not held in a custodial account at a bank, broker or transfer agent, Employees should report these securities on Exhibit B, Statement of Privately Issued Securities Holdings.

2.	Duplicate Confirmations and Statements

Every Employee shall authorize each brokerage firm or other firm where the Employee’s Personal Accounts are maintained to send to Ashfield’s Compliance Department duplicate confirmations of all transactions placed in the Employee’s Personal Accounts, as well as monthly statements. A form letter to be used for this purpose is attached to these policies as Exhibit D. An Employee is required to direct duplicate confirmations and statements to Ashfield for all Personal Accounts, including those accounts in which only Affiliated Funds may be traded. Alternatively, an Employee may supply all of the confirmations and statements it receives directly to the Compliance Department regardless as to whether there were transactions during the period.

3.	Reportable Securities Holdings Reports

Within 10 days of employment with Ashfield, each Employee is required to provide the Compliance Department with an Initial Holdings Report (“Holdings Report”) that includes a list of all Reportable Securities held in Personal Accounts as of the Employees first day of employment with Ashfield.

All Employees must provide the Compliance Department with an initial Holdings Report, as part of the implementation of Ashfield’s Personal Trading Policies, within 10 calendar days of the Employee’s receipt of this Code. The Initial Holdings Report must include all Reportable Securities held in all Personal Accounts of each Employee, as the term “Personal Account” is defined in this Code. The Holding Reports form to be used by Employees is attached as Exhibit C to this Code.

Within 30 days of the end of each calendar year, Employees will provide the Compliance Department with an Annual Holdings Report of all Reportable Securities still owned by the Employee in a Personal Account. Reportable Securities that were sold in the preceding calendar year should have already been reported through the pre-clearance and quarterly reporting process.

4.	Pre-Clearance Procedures

While certain personal transactions are only required to be reported, the following personal transactions require that Employees obtain written pre-clearance: purchase and sales of Reportable Securities (including but not limited to: purchases or sales of Old Mutual plc stock; purchases and sales of closed-end funds; and purchases and sales of Private Equities and excluding ETFs, Affiliated Funds, purchases or sales where such purchase or sale is non-volitional on the part of the Personal Account (e.g., a sale in connection with a court order) and a purchase where such purchase is part of an automatic dividend reinvestment plan).

Ashfield has adopted a set of procedures that Employees must use when prior approval of a personal transaction is required. Personal investments require pre-clearance of both purchases and sales. Pre-Clearance Procedures require an Employee to:

a.	Confirm That Not in Receipt of Inside Information

Each Employee wishing to buy or sell Reportable Securities for a Personal Account, which require pre-clearance, should first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of the security.

b.	Confirm That Contemplated Transaction Should Not be Considered for Clients

When an Employee intends to effect a transaction that is a limited investment opportunity, such as a private equity investment or a security in short supply, the Employee must confirm in writing that the planned investment is not one that is appropriate for any of Ashfield’s clients. If the investment opportunity may be appropriate for any of Ashfield’s clients, that is, the planned limited investment opportunity is not a restricted transaction even though it is not the type of investment usually made on behalf of Ashfield’s clients, the Employee must bring the investment to the attention of Ashfield’s Director of Investments for consideration for client accounts. If the limited investment opportunity is not prohibited by a client’s investment restrictions, then the opportunity must be considered first for Ashfield’s clients. The Employee engaging in the limited investment opportunity must document that he or she has complied with this process.

c.	Complete Pre-Clearance Form/Seek Pre-Approval

Employees proposing to buy or sell Reportable Securities requiring pre-clearance for a Personal Account shall request approval to buy or sell such Securities by completing and submitting to the Compliance Department a Pre-Clearance Form, attached hereto as Exhibit E. The CCO, or the CCO’s designate, must give such approval in writing prior to the trade being executed. The CCO, or the CCO’s designate, will sign the Pre-Clearance Form only if the trade complies with the following guidelines:

1)	Security Held or Being Considered for Client Accounts

Employees may not execute trades in Reportable Securities if Ashfield engaged in a transaction in that same Securities within 7-business days prior. Under certain circumstances, the CCO, or the CCO’s designate, may waive the 7-day “black out” period (e.g. to prevent undue personal hardships, etc.). Such waiver may not conflict with Ashfield’s fiduciary duty to put client interests first.

If a Reportable Security requiring pre-clearance is purchased or considered for purchase by an employee within 1 business day of a client purchase or consideration of a purchase for a client and the Employee becomes aware of the client transaction or proposed transaction, the Employee must immediately disclose the circumstances to the CCO, or the CCO’s designate.

2)	Security Not Part of Initial Public Offering

No Employee shall purchase for a Personal Account any security in an initial public offering.

3)	Securities Issued by Old Mutual plc

Although Ashfield does not intend to purchase or sell for client accounts any Publicly-Traded Securities issued by Old Mutual plc, no Employee may purchase or sell for such Employee’s Personal Account any Publicly-Traded Securities issued by Old Mutual plc without complying with these Pre-Clearance Procedures.

4)	Execution of Trades

All trades for Personal Accounts must be executed by the end of the trading day on the day the approval is given by the CCO, or the CCO’s designate. If the trade is not executed by the end of such period, another Pre-Clearance Form must be submitted. The CCO, or the CCO’s designate, may rescind the approval of any proposed transaction at any time prior to the consummation of the proposed transaction.

D.	Quarterly Reporting of Personal Transactions

1.	Submission of Reports

In order for Ashfield to monitor compliance with its insider trading and conflict of interest policies and procedures, each Employee shall submit, or shall cause to be submitted, to the Compliance Department the following reports:

a.	Quarterly Account Statement

Employees shall cause their brokers or other custodians to submit at least quarterly account statements for each of their Personal Accounts to Ashfield (including Personal Accounts in which only Affiliated Funds are traded). The account statements shall be sent directly by the broker or other custodian to the Compliance Department within 30 calendar days following the end of each calendar quarter regardless of whether any trading activity took place in the Personal Account during the quarter.

b.	Reporting on Private Securities

Employees are required to include transactions in Private Securities, including Private Investment Funds, in their quarterly personal trading reports. All personal trades in Private Securities for the quarter must be reported on a Quarterly Personal Trading Report form (Exhibit F). Quarterly reports are due 30 days after the end of the quarter. The CCO, or the CCO’s designate, will review quarterly reports.

c.	Initial and Annual Holdings Reports

Employees will use Ashfield’s adopted forms to provide initial holdings reports, for new Employees, and annual holding reports for all Employees. These forms include the Holding Report, the Statement of Privately Issued Securities Holdings and the Quarterly Personal Trading Report, each of which is attached as an exhibit to this Code.

2.	Review and Retention of Reports

The CCO, or the CCO’s designate, shall review each duplicate confirmation, and compare the transactions reported against the Pre-Clearance Forms to determine whether any violations of Ashfield’s policies or of the applicable securities laws took place. If there are any discrepancies between trade confirmations and Pre-Clearance Forms, the CCO, or the CCO’s designate, shall promptly contact such Employee to resolve the discrepancy. Upon discovering a violation of these procedures, Ashfield may impose such sanctions, as it deems appropriate, including a letter of censure or suspension or termination of the employment of the violator.

Ashfield shall retain all documents required to be submitted by Employees under this provision, including, without limitation, all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Investment Advisers Act of 1940, as amended, and the rules adopted by the SEC under the Advisers Act.

3.	Notification of Interest

If an Employee knows that Ashfield is contemplating buying or selling any security (whether Reportable Securities or not) held by a Personal Account of that Employee, the Employee must disclose his or her position in the security to (i) the Investment Committee at the time the security is being discussed or (ii) the analyst at the time the security is being discussed with the analyst, whichever event occurs earlier. This disclosure shall include the date of acquisition by the Personal Account, the size of the position held, the price paid and any other information requested by the Portfolio Managers or CCO, or the CCO’s designate. Ashfield will determine what action is appropriate to avoid a conflict of interest. Such action may include requiring the Personal Account to liquidate its position in the security being contemplated for purchase by clients, or prohibiting the Personal Account from selling the security until Ashfield has decided what position it will take with respect to clients.

VIII.	Required Books and Records

Ashfield is required to maintain the following books and records related to the Code, as follows:

•	A copy of each Code of Ethics adopted and implemented at any time within the last five years;

•	A record of any violations of the Code, and any action taken as a result of the violations;

•	A record of all Employee acknowledgements required under Rule 204A-1 for each person currently employed by Ashfield, or employed within the last five years;

•	A record of each report made by an access person as required by 204A–1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;

•	A record of the names of all “Access Persons” currently employed by the Ashfield or who were employed within the last five years; and

•
A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons under Rule.204A–1(c), for at least five years after the end of the fiscal year in which the approval is granted.

IX.	Conclusion

A.	Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code. Any violations of such policies and procedures may result in serious sanctions, including dismissal from Ashfield.

B.	Annual Circulation/Certification

Ashfield’s Code shall be circulated at least annually to all Employees, and at least quarterly each Employee shall be asked to certify in writing (using Exhibit F, Quarterly Personal Trading Report) that he or she has followed the Personal Trading Policies. Beginning with the 2007 compliance year, Employees shall provide Ashfield with this certification using Appendix 12 to Ashfield’s Compliance Manual. The forms permit Ashfield to obtain a wider certification from its Employees regarding their compliance with Ashfield’s Investment Adviser Compliance Program, including this Code. Employees will also submit an acknowledgement that they have received the Code of Ethics at the time of employment and at the time that the Code is amended.

C.	Questions

Any questions regarding Ashfield’s policies or procedures with respect to insider trading, confidential information, and conflicts of interest should be referred to the CCO.

Exhibit A

Ashfield Capital Partners, LLC

Statement of Personal Accounts

Pursuant to the Ashfield Capital Partners, LLC’s Code of Ethics, I hereby certify that the following is a true, accurate, and complete list of all my Personal Accounts (as that term is defined in the Code of Ethics to include any account where any Reportable Security may be traded) as of the date set forth below. The Personal Accounts shown below must include accounts in which assets are invested in investment limited partnerships and other private funds.

1.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account:	401(k)	IRA	Brokerage

Other_______________

If New Personal Account, Date Account was Opened: ________________

2.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage Other_______________

If New Personal Account, Date Account was Opened: ________________

3.            Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage Other_______________

If New Personal Account, Date Account was Opened: ________________

4.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage Other_______________

If New Personal Account, Date Account was Opened: ________________

I hereby certify that I will submit to the Compliance Department an amended Statement of Personal Accounts if the foregoing information should become inaccurate or incomplete at any time.

Date:

Signature of Employee

Name of Employee

Additional accounts may be described by attaching additional pages.

Exhibit B

Ashfield Capital Partners, LLC

Statement of Privately Issued Securities Holdings

Pursuant to the Ashfield Capital Partners, LLC’s Code of Ethics, I hereby certify that the following is a true, accurate, and complete list of all my Privately Issued Securities Holdings, including Private Equity Securities and Private Investment Funds that are not held in a Personal Account reported in Exhibit A, as of the date set forth below.

At the time of investing in the below Privately Issued Security(ies), which is considered a limited investment opportunity, the investment(s) was not deemed appropriate for any of Ashfield’s clients.

1.	Name of Privately Issued Securities Holding: _____________________________

Date Privately Issued Securities Interest Acquired: ________________________

Reason Private Issued Security was Not Appropriate for Clients:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

2.	Name of Privately Issued Securities Holding: _____________________________

Date Privately Issued Securities Interest Acquired: ________________________

Reason Private Issued Security was Not Appropriate for Clients:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

3.	Name of Privately Issued Securities Holding: _____________________________

Date Privately Issued Securities Interest Acquired: ________________________

Reason Private Issued Security was Not Appropriate for Clients:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

Date:

Signature of Employee

Name of Employee

Additional holdings may be described by attaching additional pages.

Exhibit C

Ashfield Capital Partners, LLC

Holding Report

Employee Name:________________________________

Date Acquired	Shares/ Amount	Security Name and Type	Symbol/CUSIP	Broker	Price

Name of brokers, dealers, banks or other entity at which my Personal Accounts are maintained

☐	I have no Personal Accounts to report.

Attach additional copies of this form, as needed.

I certify that the foregoing is a true and correct list of the Reportable Securities held in all of my Personal Accounts, as defined in Ashfield’s Code of Ethics and an up-to-date listing of the name of any broker, dealer, bank or other entity at which my Personal Accounts are maintained.

____________________________________________	______________________________

Employee Signature	Date

Exhibit D

Ashfield Capital Partners, LLC

Letter Requesting Duplicate Statements / Confirmations

(Date)

(Broker name and address)

RE:	(Employee)

(S.S.)

Dear Sir or Madam:

Please be advised that the above-referenced person is an employee of Ashfield Capital Partners, LLC, a registered investment adviser. We request that you send duplicate confirmations and statements of this employee’s transactions in securities, to the attention of:

Ashfield Capital Partners, LLC

750 Battery Street, Suite 600

San Francisco, California 94111

Attn: Compliance Department

This request is made pursuant to Ashfield Capital Partners, LLC’s and Ashfield & Co., Inc.’s Code of Ethics, which it is required to maintain under the federal securities laws.

Thank you for your cooperation.

Sincerely,

Chief Compliance Officer

Exhibit E

Ashfield Capital Partners, LLC

Pre-Clearance Form

Employee Name:________________________________	Account:

Date	Buy	Sell	Shares/Amount	Security Name	Symbol	Broker	Price

GUIDELINES:

Who should submit this form?
All Ashfield employees, long-term temporary employees, and on-site consultants
When should this form be submitted?
Before the trade is placed.
Whose trades are covered?
Ashfield employees and related persons (see Code of Ethics for definition of Personal Account)
How is approval granted?
Approval is granted if there are no open orders or any orders anticipated and the transaction complies with Ashfield blackout policies.
How long is approval valid?
The trade must be executed on the day approval is given.
Who grants the approval?
Trading Department and Chief Compliance Officer or Chief Financial Officer clarify if Trading and then one of the two officers?

What trades require approval?
Publicly-Trade Securities, Private Securities, Old Mutual plc stock, closed-end funds
What trades do not require approval?
ETFs, open-end mutual fund (including Affiliated Funds), purchases or sales where such purchase or sale is non-volitional on the part of the Personal Account (e.g., a sale in connection with a court order) and a purchase where such purchase is part of an automatic dividend reinvestment plan, CDs, commercial paper, banker acceptances, U.S. government bonds, and state and local bonds.
Are short-term trades acceptable?
Employees are expected to not trade for short-term profits. Gains on any short-term trades (60 days or less) will be forfeited.
Are contrary positions acceptable?
Contrary positions will not be approved except in special circumstances, which must be explained below.
Are Initial Public Offerings (IPOs) and secondaries allowed to be purchased?
IPOs are not allowed.

Employee Signature:	Date:

The Ashfield Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of Ashfield or its employees and the interests of Ashfield’s clients. The guidelines presented above address the most commonly asked questions. Please refer to the Ashfield’s Code of Ethics for a complete explanation of these and other issues, or contact the Chief Compliance Officer.

APPROVAL:

Approval has been granted for the above transaction(s) in accordance with the current Ashfield Personal Trading Policies and Compliance Procedures as follows: (1) There are no open orders for Ashfield clients to buy or sell the above security(ies); (2) All transactions for Ashfield clients in the above security(ies) have been completed for the day; and (3) I have no personal knowledge that there has been any decision to increase or decrease Ashfield clients’ positions in the above security(ies). (The Trading Desk will indicate if there is any uncertainty regarding item (3)).

__________________________________________	______________________________

Trading Department	Date and Time Stamp

__________________________________________	______________________________

Chief Compliance Officer or Chief Financial Officer	Date and Time Stamp

CCO: Contrary position, inappropriate for client, or approved as an exception to the blackout period? Explain

Exhibit F

Ashfield Capital Partners, LLC

Quarterly Personal Trading Report

Personal Trading Report for the quarter ending:

Employee’s Name:

REPORTABLE SECURITIES (at least one line below must be checked):

___
I confirm that I am currently causing each broker, dealer, bank, or other custodian for each of my Personal Accounts to forward duplicate confirmations and statements to Ashfield and transaction information for the reporting period has been received by the Compliance Department within 30 days after the calendar quarter end.

___
For Private Securities not held in Personal Accounts or for Personal Accounts where complete transaction information was not received within 30 days after the calendar quarter end, attached is a listing of transactions for my Personal Accounts for Reportable Securities transactions during the last calendar quarter. The attached information includes:

1)
The date of the transaction, the title, the exchange ticker symbol or CUSIP number*, interest rate and maturity date*, the number of shares, and the principal amount of each security involved. (*as applicable)

2)	The nature if the transaction (i.e., purchase, sale, or any other type of acquisition or disposition).

3)	The price at which the transaction was effected; and

4)	The name of the broker, dealer, or bank with or through which the transaction was effected.

___	I did not have any reportable transactions during this reporting quarter.

___	I have new Personal Accounts to report and an amended Exhibit A is attached.

___ I confirm that I did not have any Personal Accounts, as defined in Ashfield’s Code of Ethics, this quarter.

Further, I represent and confirm the following:

1)	The statements made in this report are true and complete to the best of my knowledge and belief.

2)	This report reflects all personal securities transactions of which I am a beneficial owner.

3)	This report includes all of my Personal Accounts, as defined in the Ashfield Code of Ethics.

4)	That I have received the Ashfield’s Code of Ethics and have read and understand the policies set out in the Code.

Employee’s Signature:	Date:	________________

THIS REPORT IS TO BE SUBMITTED TO THE COMPLIANCE OFFICE ON OR BEFORE JANUARY 30TH, APRIL 30TH, JULY 30TH, AND OCTOBER 30TH OF EACH YEAR AND SHALL REFLECT TRANSACTIONS OCCURRING DURING THE REPORTING QUARTER. THIS REPORT SHALL INCLUDE ALL TRANSACTIONS IN SECURITIES IN WHICH THE PERSON COMPLETING THIS REPORT HAS A DIRECT OR INDIRECT BENEFICIAL INTEREST.

Exhibit G

Ashfield Capital Partners, LLC

Employee’s Statement of Outside Activities

I.	Outside Activities

List all outside activities in which you are involved (i.e.; all other current employment, involvement in investment clubs) or any other activities that relate to the business of Ashfield or the securities industry.

Outside Activity	Nature of Activity

____________________________	________________________________

____________________________	________________________________

____________________________	________________________________

____________________________	________________________________

____________________________	________________________________

____________________________	________________________________

II.	Ownership or Directorship[1]

List any ownership in companies (if public only, if greater than 5%), any directorship or if you are an officer of any company other than Ashfield indicate if none:

Company	Title	% Ownership

______________________	_________________	__________________

______________________	_________________	__________________

______________________	_________________	__________________

Note: By my signature below, I confirm that I have disclosed all reportable outside activities and control positions in companies other than Ashfield. Check box below to confirm that you engage in no reportable outside activities, nor hold any reportable control positions, but will amend this form as needed.

_______________________	__________________________	_________________

Print Name	Signature of Employee	Date

_________________________

1 If an Employee holds a control position in a company, this position will have an impact on Ashfield’s client transactions, in addition to the Employee’s personal trading activities. The Employee is responsible for complying with all securities laws applicable to him or her due this ownership or other control position.